FOR IMMEDIATE RELEASE Storm Cat Energy Corporation 1125 17th Street, Suite 2310 Denver, Colorado 80202
Company Contact: J. Scott Zimmerman,President and CEO Paul Wiesner, Chief Financial Officer 87-STORMCAT www.stormcatenergy.com

STORM CAT ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

Denver, Colorado and Calgary, Alberta, August 15, 2006 – Storm Cat Energy Corporation (AMEX:SCU, TSX: SME) today announced second quarter 2006 financial and operating results and recent acquisition and financing activity subsequent to the second quarter 2006.

Financial Overview
For the three months ended June 30, 2006 Storm Cat reported oil and gas revenues of $1.6 million, an increase of 36% over the second quarter of 2005. The increase in revenues was primarily due to a 28.9% increase in production.

The Company reported a net loss of $1.2 million or ($0.02) per share for the second quarter of 2006 as compared to a net loss of $3.2 million or ($0.07) per share in second quarter of 2005. The weighted average number of shares outstanding increased to 66.5 million shares in the second quarter of 2006 as compared to 44.8 million weighted average shares outstanding for the comparable quarter 2005. The increase in shares outstanding was due to three private placements that were undertaken in the past 12 months as well as the exercise of outstanding warrants and options.

Operating Overview
During the second quarter of 2006, the Company drilled 35 wells in the Powder River. For the full year, the Company plans a total of 73 wells in the Powder River. The Company had five wells in Elk Valley on production with total gas production of 250

Mcf/d. The 2006 Phase-1 Elk Valley drilling program (which consists of up to six wells) was started in August.

Net production increased 28% to 236.0 MMcf in the second quarter of 2006 from 184.1 MMcf as compared to the comparable prior period.

For the second quarter of 2006, the Company reported average gross daily production was 3,850 Mcf/d (2,670 net) as compared to 3,800 Mcf/d (2,547 Mcf/d net) for the first quarter of 2006. Current production is averaging 5,000 Mcf/d gross (3,640 Mcf/d net).

The average realized sales price of natural gas was $6.82 in second quarter 2006 up from $6.44 in the same period of the prior year.

A detail operational update was issued Thursday, July 27, 2006 and can be viewed on the Company’s website.

J. Scott Zimmerman, President and Chief Executive Officer commented, ”We continue to make progress in increasing our production through acquisitions and drilling activities. Our pending acquisition in the Powder River Basin will further strengthen our presence in the basin and positions the Company well for further production increases and operating efficiencies.” Added Mr. Zimmerman, “This acquisition combined with our recently closed $250 million revolving credit facility positions the Company for future growth.”

Outlook
For the current year, Storm Cat’s budgeted capital expenditure program is $67.5 million as compared to $20.0 million in 2005. The Company expects to drill up to 85 wells, the majority in the Powder River Basin. The Company is forecasting a daily gross production rate at year end of at 18,000 Mcf/d (10,500 Mcf/d net).

Subsequent Events: Recent Acquisition Developments

On July 21, 2006 the Company announced its intention to purchase approximately 25,200 gross acres (17,000 net acres) in the Powder River Basin coalbed methane (CBNG) play for approximately $30.7 million in cash. The acquisition, located in and around Storm Cat’s core Powder River operating area, allows the Company to capitalize on economies of scale and operating efficiencies. The acreage is approximately 81% undeveloped and 90% of the acreage is located on U.S. federal lands. Storm Cat is acquiring approximately 10.2 billion cubic feet (Bcf) of proved reserves, 9.6 Bcf of probable reserves and 7.8 Bcf of possible reserves. Production from the acquired properties is approximately 6,600 Mcf/d, (approximately 3,000 Mcf/d net), of natural gas from 64 producing CBNG wells, 46 of which will be operated by Storm Cat. Pro forma for the acquisition, Storm Cat will have approximately 19.8 Bcf of proved reserves, 13.8 Bcf of probable reserves and 7.9 Bcf of possible reserves. The transaction is expected to close on or before August 29, 2006. Upon closing, the effective date of the transaction will be July 1, 2006.

Recent Financing Completed
In August, the Company closed a US $250 million revolving line of credit facility secured by mortgages on the Company’s Powder River Basin assets. The credit facility is available to provide funds for the exploration, development and/or acquisition of oil and gas properties and for working capital and other general corporate purposes.
Also in August, the Company received a signed commitment letter from JPMorgan Chase Bank, N.A. to provide for up to $15 million senior secured mezzanine facility with proceeds to be used for the acquisition of the above mentioned Powder River Basin property.

By Order of the Board of Directors Storm Cat Energy Corporation
J. Scott Zimmerman President and Chief Executive Officer

     STORM CAT ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months and Six months ended June 30, 2006 and June 30, 2005
(Stated in US Dollars and in thousands, except per share amounts)

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005
OPERATING REVENUES:
Oil and gas revenue	$1,599	$1,172	$2,878	$1,612
EXPENSES:
Operating Costs
Gathering & Transportation	280	265	563	270
Operating	774	812	1,350	976
General and administrative	1,159	977	2,762	1,317
(Gain)/Loss on disposition of property	-	-	(185)	-
Accretion Expense	37	-	52	-
Depreciation, depletion & amortization	661	2,277	1,149	2,541
Total Operating Expense	2,911	4,331	5,691	5,104
Operating Loss	(1,312)	(3,159)	(2,813)	(3,492)
Loss on Foreign Exchange	11	-	11	10
Interest and Other (Income)/Expense	(139)	-	(334)	-

NET LOSS	(1,184)	(3,159)	(2,490)	(3,502)

Basic and diluted loss per share	$(0.018)	$(0.071)	$(0.038)	$(0.085)

Weighted average number of shares outstanding	66,504,095	44,768,241	66,145,091	41,103,956

About Storm Cat Energy Corporation
Storm Cat Energy is an independent oil and gas Company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming's Powder River Basin, exploration and development acreage in Canada and Alaska. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Forward-Looking Statements
This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995 relating to matters such as the Company’s drilling and other exploration plans and projected well economics. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions, and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 20-F for the fiscal year ended December 31, 2005.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

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